Pricing Supplement No. 1662B
To underlying supplement No. 1 dated October 1, 2012,
product supplement B dated September 28, 2012,
prospectus supplement dated September 28, 2012
and prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated December 21, 2012; Rule 424(b)(2)

$6,785,000 Accelerated Return Securities Linked to the iShares® MSCI EAFE Index Fund due July 26, 2016

The securities are designed for investors who seek a return at maturity of 130.00% of the appreciation (if any) of the iShares® MSCI EAFE Index Fund (the “Fund”). If the Final Price is less than the Initial Price but greater than or equal to the Trigger Price, which is equal to 70.00% of the Initial Price, you will receive your initial investment at maturity. However, if the Final Price is less than the Trigger Price, you will lose 1.00% of your initial investment for every 1.00% the Final Price is less than the Initial Price. The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their investment in the securities if the Final Price is less than the Trigger Price. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	December 21, 2012
Issue Date	December 31, 2012
Final Valuation Date†	July 21, 2016
Maturity Date†	July 26, 2016 (three business days after the Final Valuation Date).
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Fund	iShares® MSCI EAFE Index Fund (Ticker: EFA UP)
Issue Price	100% of the Face Amount
Upside Leverage Factor	130.00%
Trigger Price	39.56, equal to 70.00% of the Initial Price
Fund Return	Final Price – Initial Price Initial Price
Initial Price	56.52, the Closing Price of the Fund on the Trade Date
Final Price	The Closing Price of the Fund on the Final Valuation Date
Closing Price	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Listing	The securities will not be listed on any securities exchange.
CUSIP	25152RAN3
ISIN	US25152RAN35
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Fund:	iShares® MSCI EAFE Index Fund (Ticker: EFA UP)
Issue Price:	100% of the Face Amount
Payment at Maturity:
•  If the Final Price is greater than or equal to the Initial Price, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Fund Return multiplied by the Upside Leverage Factor, calculated as follows:
$1,000 + ($1,000 x Fund Return x Upside Leverage Factor)
•  If the Final Price is less than the Initial Price but greater than or equal to the Trigger Price, you will be entitled to receive a cash Payment at Maturity of $1,000 per $1,000 Face Amount of securities.
•  If the Final Price is less than the Trigger Price, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 x Fund Return)
You will lose a significant portion or all of your initial investment at maturity if the Final Price is less than the Trigger Price. Any Payment at Maturity is subject to the credit of the Issuer.

Upside Leverage Factor:	130.00%
Trigger Price:	39.56, equal to 70.00% of the Initial Price
Fund Return:	Final Price – Initial Price Initial Price
Initial Price:	56.52, the Closing Price of the Fund on the Trade Date
Final Price:	The Closing Price of the Fund on the Final Valuation Date
Closing Price:	The closing price of one share of the Fund on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Fund
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	December 21, 2012
Issue Date:	December 31, 2012
Final Valuation Date†:	July 21, 2016
Maturity Date†:	July 26, 2016 (three business days after the Final Valuation Date).
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RAN3
ISIN:	US25152RAN35
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$6,785,000.00	$169,625.00	$6,615,375,00
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,785,000.00	$925.47

December 21, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated October 1, 2012, product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Fund?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Fund from -100.00% to +100.00%, reflects the Upside Leverage Factor of 130.00% and assumes an Initial Price of 55.00 and a Trigger Price of 38.50, equal to 70.00% of the Initial Price. The actual Initial Price and Trigger Price are indicated on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Fund Return	Hypothetical Payment at Maturity	Hypothetical Return on Securities
110.00	100.00%	$2,300.00	130.00%
104.50	90.00%	$2,170.00	117.00%
99.00	80.00%	$2,040.00	104.00%
93.50	70.00%	$1,910.00	91.00%
88.00	60.00%	$1,780.00	78.00%
82.50	50.00%	$1,650.00	65.00%
77.00	40.00%	$1,520.00	52.00%
71.50	30.00%	$1,390.00	39.00%
66.00	20.00%	$1,260.00	26.00%
60.50	10.00%	$1,130.00	13.00%
57.75	5.00%	$1,065.00	6.50%
56.38	2.50%	$1,032.50	3.25%
55.00	0.00%	$1,000.00	0.00%
52.25	-5.00%	$1,000.00	0.00%
49.50	-10.00%	$1,000.00	0.00%
44.00	-20.00%	$1,000.00	0.00%
38.50	-30.00%	$1,000.00	0.00%
33.00	-40.00%	$600.00	-40.00%
27.50	-50.00%	$500.00	-50.00%
22.00	-60.00%	$400.00	-60.00%
16.50	-70.00%	$300.00	-70.00%
11.00	-80.00%	$200.00	-80.00%
5.50	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

 Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The price of the Fund increases 20.00% from the Initial Price of 55.00 to the Final Price of 66.00. Because the Final Price is greater than the Initial Price, the investor will receive a Payment at Maturity of $1,260.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x 20.00% x 130.00%) = $1,260.00

Example 2: The price of the Fund decreases 10.00% from the Initial Price of 55.00 to the Final Price of 49.50. Because the Final Price is less than the Initial Price but greater than the hypothetical Trigger Price of 38.50, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 3: The price of the Fund decreases 40.00% from the Initial Price of 55.00 to the Final Price of 33.00. Because the Final Price is less than the hypothetical Trigger Price of 38.50, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Fund Return by the Upside Leverage Factor of 130.00%. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — The payment at maturity of the Face Amount of the securities is protected against a decline of up to 30.00% in the Closing Price as measured from the Initial Price to the Final Price, subject to our ability to pay our obligations as they become due.  If the Closing Price declines by more than 30.00% from the Trade Date to the Final Valuation Date and as a result, the Final Price is less than the Trigger Price, you will be fully exposed to the negative Fund Return and will lose a significant portion or all of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EAFE INDEX FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI EAFE Index Fund (the “Fund”). The Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Fund. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Index”). The Fund trades on the NYSE under the ticker symbol “EFA UP.” It is possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Fund, the fees and expenses of the Fund or due to other circumstances. This section is only a summary of the iShares® MSCI EAFE Index Fund. For more information on the iShares® MSCI EAFE Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds – iShares® MSCI EAFE Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.  For more information on the MSCI EAFE® Index, please see the section entitled “The MSCI Indices – The MSCI EAFE® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity), and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing the securities could be treated as entering into “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the securities, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the component securities underlying the Fund. In addition to those selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative, and if the Fund Return is negative, whether the Final Price is less than the Trigger Price.  If the Final Price is less than the Trigger Price, you will lose 1% of the Face Amount of your securities for each 1% that the Final Price is less than the Initial Price.  Accordingly, you will lose a significant portion or all of your investment in the securities.  The payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of  shares of the Fund would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive the payment due on the Maturity Date owed to you under the terms of the securities.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in this pricing supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE FUND — The return on your securities will probably not reflect the return you would realize if you directly invested in the Fund or the component securities held by the Fund. For example, you will not participate in any upside performance of the Fund.

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IF THE PRICE OF THE FUND CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your securities.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The price of the shares of the Fund may fluctuate in accordance with changes in its NAV and supply and demand on the applicable stock exchanges. In addition, the price of the shares of the Fund may differ from its NAV per share the Fund may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE FUND OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the stocks held by the Fund, which could cause the price of the Fund shares to decline.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Fund may not exactly replicate the performance of the Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• political, civil or military unrest;

• the balance of payments between countries; and

• the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. The exposure to exchange rate risk may result in reduced returns to the Fund and have an adverse impact on the value of the securities.

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THE SECURITIES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — Because the Fund includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the securities are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the stocks held by the Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the stocks held by the Fund or underlying the Index or any of the issuers of the stocks held by the Fund or underlying the Index. You, as an investor in the securities, should make your own investigation into the stocks held by the Fund or underlying the Index and the issuers of the stocks held by the Fund or underlying the Index. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. Neither the Fund nor any of the issuers of the stocks held by the Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Fund over the term of the securities may bear little relation to the historical prices of the Fund and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund or whether the performance of the Fund will result in the return of any of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES —  While we expect that, generally, the price of the Fund will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the securities;

•	the market price and dividend rate on the component securities held by the Fund;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally;

•	economic, financial, political and regulatory or judicial events that affect the Fund or stock markets generally;

•	the composition of the investment portfolio of the Fund and any changes thereto;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Fund to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Final Price of the Fund and Payment at Maturity based on the Closing Price. The calculation agent can postpone the determination of the Closing Price if a market disruption event occurs on the Final Valuation Date. Furthermore, the calculation agent will decide whether or not any adjustments to the Share Adjustment Factor should be made. There can be no assurance that any determinations made by the calculation agent will not adversely affect the value of the securities. Because determinations by Deutsche Bank AG as the calculation agent for the securities may adversely affect the securities, potential conflicts of interest exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing the securities could be treated as entering into “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the securities.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily closing prices of the Fund from December 21, 2007 through December 21, 2012. The closing price of the Fund on December 21, 2012 was 56.52. We obtained the closing prices of the Fund below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Fund on the Final Valuation Date. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.50% or $25.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the fifth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.